ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 88701-4299 (775) 684 5706 Website: secretaryofstate.biz	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090208221-76 Filing Date and Time 03/03/2009 3:06 PM Entity Number C18484-2003

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Midwest Uranium Corporation

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

5,100,000,000 shares of common stock with a par value of $0.001 and 100,000,000 shares of preferred stock with a par value of $0.001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

100,000,000 shares of common stock with a par value of $0.001 and 100,000,000 shares of preferred stock with a par value of $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of common stock for every fifty-one (51) shares of common stock.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares will be issued. Fractional shares will be rounded up.

7. Effective date of filing (optional): 03/13/09

8. Signature: (required)	/s/ Colt Wohlers Signature	President Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.